Exhibit 23

         We consent to the incorporation by reference in Registration Statement No. 33-55832 on Form S-8 dated December 16, 1992, of our report dated January 30, 2004, on the consolidated financial statements and financial statement schedules included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. for the years ended December 31, 2003, 2002 and 2001.

/s/ BKD, LLP

March 12, 2004
Springfield, Missouri